UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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PROS Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROS Holdings, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 9, 2011
To The Stockholders:
          NOTICE IS HEREBY GIVEN that the Annual Meeting of stockholders of PROS Holdings, Inc. will be held on Thursday, June 9, 2011 at 8:00 a.m., local time, at our corporate headquarters located at 3100 Main Street Suite 900, Houston Texas 77002 for the following purposes:
1.	To elect three directors for a three year term expiring 2014;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To conduct an advisory vote on executive compensation;

4.	To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.
          The above matters are fully described in the proxy statement. We have not received notice of any other matters that may be properly presented at the Annual Meeting.
          We are pleased to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, instead of a paper copy of this proxy statement and our 2010 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2010 Annual Report and a form of proxy card or voting instruction card. As a result of the Notice, not all stockholders will receive a paper copy of our proxy materials.
          Only stockholders of record at the close of business on April 15, 2011 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at our offices, 3100 Main Street, Suite 900, Houston, TX 77002, during ordinary business hours, for 10 days prior to the Annual Meeting. If you would like to review the stockholder list, please call our Corporate Communications Department at 713-335-5151 to schedule an appointment.
          To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting. Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by telephone or (3) by mail using the paper proxy card. For further details, see the section entitled “Voting Instructions” in this proxy statement and your proxy card or the email you received for electronic delivery of this proxy statement. If you have Internet access, we encourage you to record your vote via the Internet, as it is convenient and saves us significant postage and processing costs.

For the Board of Directors,
PROS Holdings, Inc.

Charles H. Murphy
Executive Vice President and
Chief Financial Officer
Houston, Texas
April 29, 2011

PROS Holdings, Inc.
PROXY STATEMENT
2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 9, 2011
General
          The enclosed proxy is solicited on behalf of the board of directors of PROS Holdings, Inc. for use at the Annual Meeting of stockholders to be held Thursday, June 9, 2011 at 8:00 a.m., local time, at our corporate headquarters located at 3100 Main Street, Suite 900, Houston Texas, 77002, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 15, 2011 are entitled to notice of and to vote at the meeting.
          These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2010, including financial statements, were first mailed or made available on or about April 29, 2011 to stockholders entitled to vote at the meeting. References in this proxy statement to the “Company,” “we,” “our,” and “us” refer to PROS Holdings, Inc. and its consolidated subsidiaries.
     The purposes of the meeting are:
1.	To elect three directors for a three year term expiring 2014;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To conduct an advisory vote on executive compensation;

4.	To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.
Record date and shares outstanding
          Stockholders of record at the close of business on April 15, 2011 are entitled to notice of and to vote at the meeting. As of this record date 26,776,067 shares of our common stock were outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her.
Vote required
          If a quorum is present, a plurality vote of the holders of our common stock entitled to vote and present or represented at the meeting is required for the election of a director. The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting is required to approve the ratification of the selection of our independent auditors, the advisory vote on executive compensation and frequency of the advisory vote on executive compensation. We will not count abstentions as either for or against a director, so abstentions have no effect on the election of a director. A properly executed proxy marked “abstain” with respect to any matter is considered entitled to vote, and thus, will have the effect of a vote against a matter, except for the election of directors.
          Our bylaws provide that a majority of the outstanding shares of our stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.
Effect of not casting your vote
          The New York Stock Exchange, or the NYSE, recently changed its broker discretionary rules to prohibit banks, brokers and other intermediaries to vote shares held in their clients’ accounts on elections of directors unless the client has provided voting instructions. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent rule changes take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Therefore, if you hold your shares in street name, it is important that you cast your vote if you want it to count in the election of directors (Proposal One of this proxy statement).
Attending the Annual Meeting
          The Annual Meeting will be held at 8:00 a.m., local time, on Thursday, June 9, 2011, at our corporate headquarters located at 3100 Main Street, Suite 900, Houston Texas, 77002. When you arrive, signs will direct you to the meeting room. Please note that the doors to the meeting room will not be open until 8:00 a.m. You do not need to attend the Annual Meeting to vote. Even if you plan to attend the Annual Meeting, please submit your vote in advance as instructed below.
Revocability of proxies
          Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:
•	Filing with our Corporate Secretary at or before the taking of the vote at the meeting a written notice of revocation bearing a later date than the proxy;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).
          Any written notice of revocation or subsequent proxy should be delivered to PROS Holdings, Inc. at our headquarters located at 3100 Main Street, Suite 900, Houston Texas 77002, Attention: Corporate Secretary, or hand-delivered to our Corporate Secretary before the taking of the vote at the meeting.
Electronic delivery of PROS Holdings, Inc. stockholder communications
          We are pleased to take advantage of the U.S. Securities and Exchange Commission, or the SEC, rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, instead of a paper copy of this proxy statement and our 2010 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2010 Annual Report and a form of proxy card or voting instruction card. As a result of the Notice, not all stockholders will receive a paper copy of our proxy materials.
Voting instructions
          To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have three options for submitting their votes: (1) via the Internet, (2) by telephone or (3) by mail using the paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and saves us significant postage and processing costs. In addition, when you vote via the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded by the vote that you cast at the Annual Meeting.
▪	Vote by Internet. You can vote via the Internet. The website address for Internet voting is www.proxyvote.com. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. You can use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 8, 2011. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

▪	Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. Have your proxy card in hand when you call and then follow the instructions. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. Eastern Time on June 8, 2011. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

▪	Vote by Mail. If you received a printed copy of the proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided to PROS Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting
          If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by Internet or telephone.
Solicitation of proxies
          We will bear the expense of soliciting proxies in the enclosed form. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.
Householding matters
          Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement either now or in the future, please contact our Corporate Communications Department by writing to our principal office at 3100 Main Street Suite 900, Houston, Texas 77002. Upon written request, we will provide separate copies of this proxy statement to each stockholder at that address. In addition, stockholders sharing an address can request delivery of a single copy of proxy statements if you are receiving multiple copies upon written request to our Corporate Secretary at the address stated above.

PROPOSAL ONE
          Our board of directors consists of seven directors, which are divided into three classes, each of whose members serve for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class I directors, Greg B. Petersen, Timothy V. Williams and Mariette M. Woestemeyer, have been nominated by the board of directors to fill a three-year term expiring in 2014. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2012 and 2013, respectively, will remain in office.
          Unless a proxy is marked to withhold authority to vote, the proxy holders will vote the proxies received by them for the three Class I nominees named below, each of whom is currently a director and each of whom has consented to be named in this proxy statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our board of directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director.
Vote required
          Election of a director requires the plurality vote of the holders of our common stock entitled to vote and present or represented at the meeting. Accordingly, the three nominees who receive the highest number of properly executed “FOR” votes from the holders of common stock, will be elected as directors. We will not count abstentions as either for or against a director, so abstentions have no effect on the election of a director.
          In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
          The NYSE recently changed its broker discretionary rules to prohibit banks, brokers and other intermediaries to vote shares held in their clients’ accounts on elections of directors unless the client has provided voting instructions. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent rule changes take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Therefore, if you hold your shares in street name, it is important that you cast your vote if you want it to count in the election of directors (Proposal One of this proxy statement).
The board of directors unanimously recommends voting “FOR” the three class I nominees listed below.
          The name of and certain information regarding each Class I nominee as of April 15, 2011 is set forth below, together with information regarding our Class II and Class III directors remaining in office. This information is based on data furnished to us by the nominees and directors. The business address for each nominee for matters regarding PROS Holdings, Inc. is 3100 Main Street, Suite 900, Houston, TX 77002.

Name	Director Since	Age	Current Position(s) with PROS
Class I Nominees with Terms Expiring in 2014
Greg B. Petersen	2007	48	Director
Timothy V. Williams	2007	62	Director
Mariette M. Woestemeyer	1985	59	Director

Class II Directors for Terms Expiring in 2012
Ellen Keszler	2008	48	Director
William Russell	2008	59	Non-executive Chairman of the Board of Directors

Class III Directors with Terms Expiring in 2013
Andres D. Reiner	2010	40	President and Chief Executive Officer
Ronald F. Woestemeyer	1985	65	Executive Vice-President, Strategic Business Planning and Director

Class I nominees
          Greg B. Petersen has served as a director of PROS Holdings, Inc. since 2007. Mr. Petersen is currently a private investor with Texas Capital Advisors LLC. Previously, from 2008 to 2010, Mr. Petersen was the executive vice president and chief financial officer of Lombardi Software, Inc., a Business Process Management software provider, which was sold to IBM. From 2007 to 2008, Mr. Petersen was President of Texas Capital Advisors LLC. Previously, Mr. Petersen was executive vice president and chief financial officer from 2005 to 2007 and, from 2001 to 2005, the senior vice president and chief financial officer of Activant Solutions, a provider of business management solutions to retail and wholesale distribution businesses. From 2000 until 2001, Mr. Petersen served as vice president of finance of Trilogy Software, a provider of enterprise software and business services, and as its treasurer from 1999 until 2000. From 1997 to 1999, Mr. Petersen was senior vice president of planning and business development of RailTex, a short-line and regional rail service provider. From 1989 to 1997, Mr. Petersen held various finance and strategy positions at American Airlines, most recently as managing director of corporate development.
          Mr. Petersen brings to the board of directors business and leadership experience in software companies. In addition, Mr. Petersen brings to the broad of directors experience in the role of chief financial officer and extensive accounting and risk management knowledge through his positions at Lombardi Software, Activant Solutions and Trilogy Software. Mr. Petersen holds a Bachelor of Arts in Economics from Boston College and a Master of Business Administration from the Fuqua School of Business at Duke University.
          Timothy V. Williams has served as a director of PROS Holdings, Inc. since 2007. Mr. Williams serves as senior vice president and chief financial officer of Blackbaud, Inc., a provider of software and services to non-profit organizations, and has held this role since 2001. From 1994 to 2001, he served as executive vice president and chief financial officer of Mynd (now a subsidiary of Computer Sciences Corporation), a provider of software and services to the insurance industry. Prior to that, Mr. Williams worked at Holiday Inns in various financial positions, most recently as executive vice president and chief financial officer.
          Mr. Williams brings to the board of directors financial, business, management and public software company expertise. Through his services as chief financial officer, Mr. Williams’ bring to the board of directors extensive accounting, risk management knowledge and public company reporting requirements and process. Mr. Williams holds a Bachelor of Arts from the University of Northern Iowa.
          Mariette M. Woestemeyer co-founded PROS Holdings Inc. in 1985 with her husband, Mr. Woestemeyer, and has served as a director since our founding. Mrs. Woestemeyer was the chief financial officer of Metro Networks, a broadcasting company, from 1983 to 1985 and held various financial roles with Continental Airlines and its predecessor, Texas International Airlines, prior to 1983.
          Mrs. Woestemeyer, co-founder of PROS Holdings, Inc., brings continuity and history of current and past management and direct relevant industry experience. Mrs. Woestemeyer also brings to the board of directors experience as our chief financial officer for many years and related operational expertise. Mrs. Woestemeyer holds a Bachelor of Business Administration degree and a Master of Business Administration from the University of Houston.
Class II directors
          Ellen Keszler has served as a director of PROS Holdings, Inc. since 2008. Mrs. Keszler currently serves as president and chief executive officer of Clear Sky Associates, a management and strategy consulting firm focused on the technology and travel industries. Previously, Mrs. Keszler served as president of Travelocity Business from 2003 to 2007, a technology-focused corporate travel management company. From 2000 to 2003, Mrs. Keszler served as senior vice president — North American Division of Sabre Travel Network, a travel technology and services business. From 1987 to 2000, Mrs. Keszler held various finance roles at Sabre Holdings, American Airlines and JCPenney. These functions included financial planning, strategic analysis, treasury, mergers and acquisitions, and financial operations.
          Mrs. Keszler brings to the board of directors business and leadership experience, including operational and management experience. Mrs. Keszler also brings to the board of directors knowledge of the travel technology industry. Mrs. Keszler holds a Bachelor of Science degree in Civil Engineering from Texas A&M University and a Master of Business Administration from the University of Texas at Austin.
          William Russell has served as a director of PROS Holdings, Inc. since 2008 and also serves as the non-executive chairman of the board. Mr. Russell has served in a number of senior-level roles in his more than 20 years at Hewlett-Packard, including vice president and general manager of the multi-billion-dollar Enterprise Systems Group. Mr. Russell serves on the board of directors of SABA Software, Inc. and several private companies. Mr. Russell has served in a variety of roles on both public and private technology company boards and previously served on the boards of webMethods and Cognos.

          Mr. Russell brings to the board of directors broad knowledge of large-scale software operations, including sales, marketing, development and finance, as well as strategic planning and leadership. In addition, Mr. Russell’s current and past service on the boards of other public and private companies also exposed him to best practices and approaches. Mr. Russell holds a Bachelor of Science in Computer Science from Edinburgh University and has completed several executive development programs from institutions including Harvard Business School and INSEAD.
Class III directors
          Andres D. Reiner has served as a director and president and chief executive officer since 2010. Mr. Reiner joined PROS Holdings, Inc. in 1999 and prior to his appointment as president and chief executive officer he held a series of positions with successively increasing responsibility, including senior vice president of product development and most recently executive vice president of product and marketing. In this most recent role, he was responsible for global marketing and alliances, product management, science research, and development of our next generation software products. Mr. Reiner was also responsible in large part for our European growth and the expansion of the company’s sales and marketing efforts worldwide. Prior to joining us, Mr. Reiner held various technical and management positions in technology companies including Platinum Technology, ADAC Healthcare Information Systems, and Kinesix.
          Mr. Reiner brings to the board of directors significant leadership, management and operating experience. In addition, through Mr. Reiner’s experience in the development of our next generation of products he has gained extensive knowledge of our products and services and the markets which we compete. Mr. Reiner holds a Bachelor of Science in Computer Science with a minor in Mathematics from the University of Houston.
          Ronald F. Woestemeyer co-founded PROS Holdings Inc. in 1985 with his wife, Mariette Woestemeyer, and has been a director since our founding and our executive vice president since 1997. From 1985 to 1997, Mr. Woestemeyer served as our chief executive officer. Prior to founding PROS Holdings Inc., Mr. Woestemeyer spent 14 years at Texas International Airlines in various management and executive positions with responsibility over sales and marketing.
          Mr. Woestemeyer, co-founder of PROS Holdings, Inc., brings continuity and direct relevant industry experience to the board of directors as well as his unique familiarity with our business, structure, culture, history and deep knowledge of our markets. In addition, Mr. Woestemeyer is knowledgeable about the state of our business, the risks we face and management’s strategy and plans for accomplishing the company’s goals. Mr. Woestemeyer holds a Bachelor of Business Administration degree from the University of Houston.
CORPORATE GOVERNANCE MATTERS
Independence of Directors
          The board of directors has adopted categorical standards or guidelines to assist our board of directors in making its independence determinations with respect to each director. These standards are published in our Corporate Governance Guidelines and are available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com. The board of directors has determined that the following four directors are independent within the meaning of the NYSE listing standards and federal securities laws: Messrs. Petersen, Russell and Williams and Mrs. Keszler. As part of such determination of independence, our board of directors has affirmatively determined that none of these four directors has a relationship with us that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. A majority of our board of directors is independent, and our audit committee, compensation committee and nominating and governance committee is comprised of all independent directors.
Meeting attendance
          During 2010, our board of directors held ten meetings, the audit committee held 13 meetings, the compensation committee held seven meetings, and the nominating and governance committee held two meetings. No incumbent director attended fewer than 75% of the aggregate of all meetings of our board of directors, and the committees on which he or she served during 2010. The board of directors encourages all directors to attend annual meetings of the stockholders. All directors attended the 2010 meeting of the stockholders.

Director nomination
          The nominating and governance committee of our board of directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our board of directors and the selection of new directors to serve on our board of directors. In addition, the nominating and governance committee is responsible for establishing the procedures for our stockholders to nominate candidates to our board of directors. Although the nominating and governance committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include, but are not limited to, business experience, mature judgment, personal and professional ethics, integrity and values. The Company does not have a formal policy with respect to consideration of diversity in identifying director nominees; however, in the process of selecting a director nominee, the nominating and governance committee assesses backgrounds and expected contributions of the individuals to the board of directors. These and other standards are published in our Corporate Governance Guidelines and are available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com.
          Our bylaws permit any stockholder of record to nominate directors. Stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedure described on page 34. The nominating and governance committee applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the board of directors.
Committees of the board of directors
          Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. In addition, the board of directors has a non-executive chairman of the board. The table below presents the members of each of our committees and the non-executive chairman of the board.

			Nominating and	Non-executive
	Audit	Compensation	Governance	Chairman of
Director	Committee	Committee	Committee	the Board of Directors
Andres Reiner
Ronald F. Woestemeyer
William Russell		X	Chair	X
Ellen Keszler	X		X
Greg B. Petersen	X	Chair	X
Timothy V. Williams	Chair	X	X
Mariette M. Woestemeyer
Audit committee
          The current members of our audit committee are Messrs. Petersen and Williams and Mrs. Keszler. Our board of directors has determined that each member meets the independence requirements of the NYSE listing standards and Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and that each qualify as an audit committee financial expert within the meaning of the SEC regulations and the rules of the NYSE. In arriving at this determination, the board of directors has examined each member’s scope of experience and the nature of their employment in the corporate finance sector.
          The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. Primary responsibilities of our audit committee include:
•	reviewing and providing oversight over the qualification, independence and performance of our independent auditor and determining whether to retain or terminate its services;

•	approving the terms of engagement of our independent auditor and pre-approving the engagement of our independent auditor to perform permissible non-audit services;

•	reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our annual and quarterly financial statements and reports;

•	reviewing with management and our independent auditor matters that have a significant impact on our financial statements;

•	conferring with management and our independent auditors regarding the scope, adequacy and effectiveness of our internal control over financial reporting;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting,

internal control or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and approving all related party transactions.
          Our audit committee operates under a written charter, a copy of which is available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com. A printed copy of our audit committee charter may be obtained by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Communications. In 2010, the audit committee held four in-person meetings and nine telephonic meetings. The report of the audit committee begins on page 34.
Compensation committee
          The current members of our compensation committee are Messrs. Petersen, Russell and Williams. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. Our board of directors has determined that Messrs. Petersen, Russell and Williams each meet the independence requirements of the NYSE listing standards and federal securities laws.
          The compensation committee discharges the responsibilities of our board of directors relating to the compensation and benefits for our executive officers and directors. Primary responsibilities of our compensation committee include:
•	determining and reviewing all forms of compensation for our executive officers and directors, including, among other things, annual salaries, bonuses, equity awards, severance arrangements, change in control protections and other compensatory arrangements;

•	reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	administering our equity incentive plans and granting awards of options and other equity-based awards to our executive officers, directors and employees;

•	reviewing our compensation discussion and analysis and compensation committee report required by the rules of the SEC; and

•	evaluating and recommending to our board of directors the compensation plans and programs advisable for us, and evaluating and recommending the modification or termination of existing plans and programs.
          Our compensation committee operates under a written charter, a copy of which is available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com. A printed copy of our compensation committee charter may be obtained by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Communications. In 2010, the compensation committee held two in-person meetings and five telephonic meetings. The report of the compensation committee begins on page 29.
Nominating and governance committee
          The members of the nominating and governance committee are Messrs. Petersen, Russell and Williams and Mrs. Keszler. The board of directors has determined that each member meets the independence requirements of the NYSE listing standards and federal securities laws. Primary responsibilities of our nominating and governance committee include:
•	identifying, evaluating and recommending to our board of directors candidates to serve as members of our board of directors and considering the nomination of our incumbent directors for reelection;

•	evaluating stockholder nominations of candidates for election to our board of directors;

•	reviewing our general policy relating to selection of director candidates and members of committees of our board of directors, including an assessment of the performance of our board of directors; and

•	reviewing and making recommendations to our board of directors regarding corporate governance principles.
          Our nominating and governance committee operates under a written charter, a copy of which is available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com. A printed copy of our nominating and governance committee charter may be obtained by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Communications. In 2010, the nominating and governance committee held two in-person meetings.
Board of Directors’ Leadership Structure
          The board of directors is currently led by a non-executive chairman, who is an independent director. The board of directors’ current preferred governance structure is to have an independent director serve as chairman. We believe the current structure provides strong leadership for our board of directors, while also positioning our chief executive officer as the leader of the Company for our employees, business partners and investors. We believe that our current structure, which includes a non-executive chairman, helps ensure independent oversight over the Company. Our current structure further allows the chief executive officer to focus his energies on management of the Company.
          The board of directors recognizes that there is no single, generally accepted approach to providing board of director leadership, and the board of directors’ leadership structure may vary in the future as circumstances warrant. In cases where the board of directors determines it is in the best interests of our stockholders to combine the positions of chairman and chief executive officer, the independent directors will designate a lead independent director.
          The chairman oversees the planning of the annual board of directors’ calendar, and, with the chief executive officer, in consultation with the other directors, schedules and sets the agenda for meetings of the board of directors and leads the discussion at such meetings. The chairman also presides at executive sessions, serves as a liaison between the chief executive officer and the independent directors, sees that directors receive appropriate and timely information, assists the chairmen of the board of directors committees in preparing agendas for the respective committee meetings, chairs our annual meetings of stockholders, is available in appropriate circumstances to speak on behalf of the board of directors, and performs such other functions and responsibilities as set forth in our Corporate Governance Guidelines or as requested by the board of directors from time to time. The chairman also encourages direct dialogue between all directors and management and provides leadership to the board of director in its oversight function.
Executive Sessions
          Executive sessions, which are meetings of the non-employee members of the board of directors, are regularly scheduled throughout the year. Non-employee directors meet by themselves, without management or employee-directors present, at every regularly scheduled in-person board of directors meeting. Non-employee directors and independent directors may hold other such sessions at the request of any non-employee director or independent director. Non-employee and independent directors shall notify the non-executive chairman of the board if they would like to hold such a session, and the non-executive chairman of the board will facilitate the scheduling of such a session. Executive sessions (whether of the non-employee directors or independent directors) will be led by non-executive chairman of the board.
Oversight of Risk Management
          The board of directors oversees the Company’s risk management process. Management reviews the process, including identification of key risks and steps taken to address them, with the full board of directors on a periodic basis. Although the full board of directors is responsible for this oversight function, the audit committee, the compensation committee, and the nominating and governance committee assist the board of directors in discharging its oversight duties.
     The compensation committee reviews risks related to the subject matters enumerated in its charter, including risks associated with the Company’s compensation programs. The nominating and governance committee considers risks related to the subject matters for which it is responsible as identified in its charter, including risks associated with corporate governance. Similarly, the audit committee considers risks related to the subject matters enumerated in its charter, including risks relating to internal controls, disclosure, and financial reporting.
          Accordingly, while each of the three committees contributes to the risk management oversight function by assisting the board of directors in the manner outlined above, the board of directors itself remains responsible for the oversight of the Company’s risk management program.
Compensation committee interlocks and insider participation
          No member of our compensation committee and none of our executive officers has any relationships that would constitute an interlocking relationship with executive officers and directors of any another entity.

Director compensation
          Under our 2010 director compensation policy, our non-employee members of our board of directors received an annual retainer of $27,000 and a retainer of $13,000 if such director also serves on our audit committee or compensation committee. In addition, the audit committee and compensation committee chairmen each received a fee of $5,000. The nominating and governance committee members each received a fee of $7,500. Also, the lead independent director received a fee of $10,000. All fees were paid on a quarterly basis. We have also agreed to reimburse our directors for reasonable out-of-pocket expenses incurred in connection with their attendance at our board of directors or committee meetings.
          In addition, each non-employee members of our board of directors received a grant of 5,000 restricted stock units, the chairman of the audit committee, the lead independent director and the chairman of the nominating and governance committee received a grant of 5,000 restricted stock units, and the chairman of the compensation committee received a grant of 2,500 restricted stock units. These grants of restricted stock units vested on January 1, 2011.
Fiscal year 2010 director compensation table
          The following table presents the compensation details for each non-employee directors for services to us during fiscal 2010:

	Fees
	Earned	Restricted
	or Paid	Stock
	in Cash	Units
Name	($)	($) (1)		Total ($)
Ellen Keszler	47,500	21,450	(2)	68,950
Greg B. Petersen	65,500	32,175	(3)	97,675
William Russell	57,500	42,900	(4)	100,400
Timothy V. Williams	65,500	42,900	(4)	108,400
Mariette M. Woestemeyer	27,000	21,450	(2)	48,450

(1)	These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to FASB Accounting Standards Codification Topic 718, or ASC 718. For additional information about the valuation assumptions with respect to equity awards, refer to Note 7 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC. The March 9, 2010 grant of restricted stock units vested in full on January 1, 2011 and had a grant date fair value of $4.29. The December 3, 2010 grant of restricted stock units vest in full on January 1, 2012 and have a grant date fair value of $10.52.

(2)	Represents 5,000 and 7,500 restricted stock units awarded to Mrs. Keszler and Mrs. Woestemeyer on March 9, 2010 and December 3, 2010, respectively.

(3)	Represents two separate grants of 7,500 restricted stock units each awarded to Mr. Petersen on March 9, 2010 and December 3, 2010.

(4)	Represents the grant of 10,000 and 7,500 restricted stock units awarded to Messrs. Russell and Williams on March 9, 2010 and December 3, 2010, respectively.
          The table below presents the aggregate number of outstanding shares of stock option awards and restricted stock units held by our non-employee directors as of December 31, 2010.

	Restricted Stock		Stock Option
Name	Units (#)		Awards (#) (1)
Ellen Keszler	12,500	(2)	30,000
Greg B. Petersen	15,000	(2)	30,000
William Russell	22,500	(3)	—
Timothy V. Williams	17,500	(2)	30,000
Mariette M. Woestemeyer	12,500	(2)	30,000

(1)	Represents option to purchase 30,000 shares of our common stock. Option awards are immediately exercisable and vest on a monthly basis over a three-year period. Messrs. Petersen and Williams and Mrs. Woestemeyer’s option to purchase our common stock began vesting on June 27, 2007 and Mrs. Keszler’s option to purchase our common stock began vesting on August 21, 2008.

(2)	Represents restricted stock units granted on March 9, 2010 and December 3, 2010 under the 2010 and 2011 director compensation policy and fully vested on January 1, 2011 and January 1, 2012, respectively. These restricted stock units represents the contingent right to receive one share of PROS Holdings, Inc. common stock.

(3)	Represents restricted stock units granted on March 9, 2010 and December 3, 2010 under the 2010 and 2011 director compensation policy and vested in full on January

1, 2011 and January 1, 2012, respectively. In addition, 15,000 restricted stock units were granted to Mr. Russell on November 11, 2008, with 5,000 restricted stock units that vested on November 11, 2009 and November 11, 2010 and the remaining 5,000 that vest on November 11, 2011. These restricted stock units represents the contingent right to receive one share of PROS Holdings, Inc. common stock.
Corporate governance guidelines
          We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our board of directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our board of directors follows, including, but not limited to, with respect to board of directors and committee composition and selection, director responsibilities, director access to officers and employees and chief executive officer performance evaluation and succession planning. A printed copy of our Corporate Governance Guidelines may be obtained by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Communications. A copy of our Corporate Governance Guidelines is also available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com.
Code of business conduct and code of ethics
          Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees. We will provide copies of our Code of Business Conduct and Ethics without charge upon request. A printed copy of our Code of Business Conduct and Ethics may be obtained by any stockholder upon sending a written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, Attn: Corporate Communications. Our Code of Business Conduct and Ethics is also available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com.
Communications with our board of directors
          Stockholders or interested parties who wish to communicate with members of our board of directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at 3100 Main Street, Suite 900, Houston, TX 77002. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by our board of directors due to the nature or volume of the correspondence.
          Communications that are intended specifically for the non-executive chairman of the board of directors should be sent to the street address noted above, to the attention of the non-executive chairman of the board of directors.

PROPOSAL TWO
          The audit committee of our board of directors has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2011 and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection and ratification, the audit committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the audit committee will reconsider, but might not change, its selection.
          PricewaterhouseCoopers LLP has audited our financial statements annually since 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Vote required
          Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and present or represented at the meeting. A properly executed proxy marked “ABSTAIN” with respect to this matter is considered entitled to vote and thus, will have the effect of a vote against a matter.
          In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
The board of directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.
Summary of fees
          The audit committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the audit committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the audit committee on an engagement-by-engagement basis.
          The following table summarizes the aggregate fees billed for professional services rendered to us by PricewaterhouseCoopers LLP in 2010 and 2009. A description of these various fees and services follows the table.

	2010	2009
Audit fees	$668,629	$478,950
Tax fees	—	24,508
All other fees	5,000	—

Total fees	$673,629	$503,458

Audit fees
          The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with the annual audit of our financial statements, for the reviews of our financial statements included in the quarterly reports on Form 10-Q, consents related to documents filed with the SEC and accounting and financial reporting consultations and research necessary to comply with generally accepted audit standards, were $668,629 and $478,950 for the years ended December 31, 2010 and 2011, respectively.
Tax Fees
          There were no aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with tax services for the year ended December 31, 2010. The aggregate fees biled to us by PricewaterhouseCoopers LLP in connection with tax services were $24,508 for the year ended December 31, 2009. Tax fees are fees for tax compliance, tax advice and tax planning.

All other fees
          All other fees consists of training services that were unrelated to the performance of the audit or review of the consolidated financial statements
          The audit committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm. The audit committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees. The audit committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the audit committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The audit committee has delegated to the chairman of the audit committee the authority to evaluate and approve engagements on behalf of the audit committee in the event that a need arises for pre-approval between audit committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full audit committee at its next meeting. During fiscal 2010, all such services were pre-approved in accordance with the procedures described above.
          Our audit committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of PricewaterhouseCoopers LLP.
          Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, the appointment of PricewaterhouseCoopers LLP is being submitted to the stockholders for ratification. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the audit committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

PROPOSAL THREE
          The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables PROS Holdings, Inc. stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
          As described in the section of this proxy statement entitled “Compensation Discussion and Analysis”, our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to manage our business to meet our long-term objectives. We seek to provide executive compensation that is competitive with companies that are similar to PROS Holdings, Inc. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries should be set at levels relative to comparable companies, and cash and equity incentives should generally be set at levels that give executives the opportunity to achieve above-average total compensation reflecting above-average company performance. In particular, our executive compensation philosophy is to promote long-term value creation for our stockholders by rewarding improvement in selected financial metrics, and by using equity incentives. Please see our “Compensation Discussion and Analysis” (beginning on page 21) and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal 2010 compensation of our executive officers.
          This vote is advisory and therefore not binding on us, the compensation committee. The compensation committee values the opinions of PROS Holdings, Inc. stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those stockholders’ concerns, and the compensation committee will evaluate whether any actions are necessary to address those concerns.
          Shareholders should realize that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, in most cases it may not be feasible to change any executive compensation program in consideration of any one year’s advisory vote on executive compensation.
Vote required
          The affirmative vote of a majority of the shares of PROS Holdings, Inc. common stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for advisory approval of this proposal.
Recommendation of the board of directors
          Our board of directors unanimously recommends a vote “FOR” the approval of the compensation of PROS Holdings, Inc. named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL FOUR
          The Dodd-Frank Act also enables PROS Holdings, Inc. stockholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.
          After careful consideration of the frequency alternatives, the board of directors believes that conducting advisory vote on executive compensation on an annual basis is appropriate for PROS Holdings, Inc. and its stockholders at this time. We believe that a vote for a one-year interval for the advisory vote on executive compensation would allow the shareholders to provide more frequent input on executive compensation matters and prevent unpopular pay practices from continuing too long without feedback.
Vote required
          The affirmative vote of a majority of the shares of PROS Holdings, Inc. common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for advisory approval of this proposal. The board of directors will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the board of directors may decide that it is in the best interests of PROS Holdings, Inc and its stockholders to hold an advisory vote more or less frequently than the alternative that has been selected by our stockholders.
Recommendation of the board of directors
          Our board of directors unanimously recommends a vote for the approval of an “ANNUAL” advisory vote on the compensation of PROS Holdings, Inc. named executive officers.

OTHER MATTERS
          We do not know of any other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our board of directors recommends.
EXECUTIVE OFFICERS
          Certain information concerning our executive officers as of the date of this proxy statement is set forth below, except that information concerning Messrs. Reiner and Woestemeyer is set forth above under “PROPOSAL ONE.”

Name	Age	Position
Andres D. Reiner	40	President and Chief Executive Officer
Charles H. Murphy	66	Executive Vice President and Chief Financial Officer
Ronald F. Woestemeyer	65	Executive Vice President, Strategic Business Planning and Director
          Charles H. Murphy joined PROS Holdings, Inc. in 1998 and has served as our executive vice president and chief financial officer since March 2001. Prior to joining the Company, Mr. Murphy spent 13 years in chief financial officer positions with Expert Software, a publicly traded software company, Merchant International, a software company, and Packaging Machinery Company, a publicly traded manufacturer of packaging machinery. Mr. Murphy was vice president-treasurer with Coleco Industries, a publicly traded toy and video game company, and began his career with Coopers & Lybrand where he was a certified public accountant. Mr. Murphy holds a Bachelor of Science degree from Bentley College.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
          Since January 1, 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, and the transactions described below.
Relationship with management, founders and investors
          Ownership. Ronald F. Woestemeyer, our executive vice president, director and one of our founders, and Mariette Woestemeyer, who is married to Mr. Woestemeyer and serves on our board of directors along with her husband, each hold more than 5% of our common stock.
          Indemnification agreements. We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us, among other things, to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.
          Employment arrangements. We have entered into employment agreements with each of Messrs. Reiner, Murphy and Woestemeyer, our executive officers, which address, among other things, the terms of their employment, such as base salary, severance payments and payment on a change in control.
Procedures for related party transactions
          Under our Code of Business Conduct and Ethics, our employees and officers are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our compliance officer who then reviews and summarizes the proposed transaction for our audit committee. Pursuant to its charter, our audit committee must then approve any related party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the audit committee considers the relevant facts and circumstances available and deemed relevant to the audit committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN
BENEFICIAL OWNERS
     The following table sets forth information regarding the beneficial ownership of our common stock as of April 15, 2011, unless otherwise noted below, for the following:
•	each person or entity known to own beneficially more than 5% of the outstanding common stock as of the date indicated in the corresponding footnote;

•	each director and director nominee;

•	each of the persons named in the Summary Compensation table; and

•	all directors and executive officers as a group.
          Applicable percentage of ownership is based on 26,776,067 shares of our common stock outstanding as of April 15, 2011, unless otherwise noted below, together with applicable options for each stockholder. Beneficial ownership is determined under the rules and regulations of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days of April 15, 2011 through the exercise of any option or other right.
          Unless otherwise indicated, the principal address of each of the stockholders below is c/o PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002.

		Share	Total Shares	Percentage
	Shares	Under Exercisable	Beneficially	Beneficially
Name of Beneficial Owner	Number	Options (1)	Owned	Owned
Andres Reiner (2)	87,749	206,613	294,362	1.1%
Charles H. Murphy (3)	251,045	208,749	459,794	1.7%
Ronald F. Woestemeyer (4)	4,803,343	30,000	4,833,343	18.1%
Ellen Keszler (5)	20,000	30,000	50,000	0.2%
Greg B. Petersen (6)	30,000	30,000	60,000	0.2%
William Russell (7)	40,000	—	40,000	0.1%
Timothy V. Williams (8)	30,000	30,000	60,000	0.2%
Mariette M. Woestemeyer (9)	4,803,343	30,000	4,833,343	18.1%

Brown Capital Management, Inc. (10)	3,818,890	—	3,818,890	14.3%
The TCW Group (11)	2,653,532	—	2,653,532	9.9%
Albert E. Winemiller (12)	1,776,120	—	1,776,120	6.6%
Massachusetts Financial Services Company (13)	1,373,340	—	1,373,340	5.1%
T. Rowe Price Assoicates, Inc. (14)	929,327	—	929,327	3.5%

All executive officers and directors as a group ( 8 people)	5,262,137	535,362	5,797,499	21.7%

(1)	Includes only equity awards exercisable within 60 days of April 15, 2011.

(2)	Consists of (a) 87,749 shares held of record by Andres D. Reiner, (b) 6,250 shares issuable upon the exercise of stock options granted to Mr. Reiner on February 10, 2005, which are immediately exercisable and fully vested, (c) 10,782 shares issuable upon the exercise of stock options granted to Mr. Reiner on December 30, 2005, which are immediately exercisable and fully vested, (d) 50,000 shares issuable upon the exercise of stock options granted to Mr. Reiner on March 26, 2007, which are exercisable and vested as of April 15, 2011, (e) 100,000 shares issuable upon the exercise of stock options granted to Mr. Reiner on November 15, 2007, which 79,998 are exercisable and vested as of April 15, 2011 and continue to vest monthly until November 1, 2012, (f) 50,000 shares issuable upon the exercise of stock options granted to Mr. Reiner on May 14, 2008, which are immediately exercisable and fully vested, (g) 50,000 restricted stock units granted to Mr. Reiner on November 11, 2008 which 16,666 vested on January 1, 2010 and 2011, respectively, with the remaining 16,666 vesting on January 1, 2012. (h) 25,000 restricted stock units granted to Mr. Reiner on March 13, 2009 which 8,333 vested on March 13, 2010 and 2011, respectively, with the remaining 8,333 vesting on March 13, 2012, (i) 30,000 restricted stock units granted to Mr. Reiner on March 9, 2010, which 7,500 vested on February 24, 2011, with the remaining 22,500 vesting annually, in equal installments, over a four-year period, (j) 20,000 stock appreciation rights granted to Mr. Reiner on March 9, 2010, which 6,249 are exercisable and vested as of April 15, 2011 and continue to vest monthly until February 24, 2014, (k) 50,000 restricted stock units granted to Mr. Reiner on December 14, 2010, which vest annually, in equal installments, over a four-year period, and (l) 180,000 stock appreciation rights granted to Mr. Reiner on December 14, 2010, which vest at 25% on December 14, 2011 and monthly thereafter, in equal installments, over the next four years. The stock appreciation rights granted on March 9, 2010 and December 14, 2010 are settled in stock. In the event of a change in control, equity awards granted to Mr. Reiner will fully vest.

(3)	Consists of (a) 234,045 shares held of record by Charles H. Murphy; (b) 17,000 shares held of record by Emily L. Murphy, (c) stock options to acquire 150,000 shares of our common stock, which were granted on April 2, 2007, which immediately exercisable and fully vested, (d)150,000 restricted stock units granted to Mr. Murphy on May 13, 2009 which 50,000 vested on May 13, 2010 with the remaining 100,000 vesting annually in equal installments over the next two years, (e) 18,000 restricted stock units granted to Mr. Murphy on March 9, 2010 which 4,500 vested on February 24, 2011 with the remaining 13,500 vesting annually, in equal installments, over a three year period, (f) 28,000 stock appreciation rights grant to Mr. Murphy on March 9, 2010 which 8,750 are exercisable and vested as of April 15, 2011 and continue to monthly until February 24, 2014, (g) 13,000 restricted stock units granted to Mr. Murphy on December 14, 2010, which vest annually, in equal installments, over a four-year period, and (h) 46,000 stock appreciation rights granted to Mr. Murphy on December 14, 2010, which vest at 25% on December 14, 2011 and monthly thereafter, in equal installments, over the next four years. The stock appreciation rights granted on March 9, 2010 and December 14, 2010 are settled in stock. In the event of a change in control, equity awards granted to Mr. Murphy after April 2, 2007 will fully vest.

(4)	Consists of (a) 1,484,376 shares held of record by Ronald F. Woestemeyer and Mariette M. Woestemeyer, (b) 647,238 shares held of record by Ronald Woestemeyer 2009 GRAT, of which Deutsche Bank Trust Company Delaware and Mr. Woestemeyer are the co-trustees, (c) 651,729 shares held of record by Mariette Woestemeyer 2009 GRAT of which Deutsche Bank Trust Company Delaware and Mrs. Woestemeyer are the co-trustee, (d) 1,000,000 shares held of record by The Woestemeyer 1999 Gift Trust, of which Deutsche Bank Trust Company Delaware is sole trustee (e) 476,002 shares held of record by MAROKA, LLC, of which Mr. and Mrs. Woestemeyer are the sole managers, (f) 500,000 shares held of record by the Mariette Woestemeyer 2010 GRAT of which Deutsche Bank Trust Company Delaware is the sole trustee, (g) 43,998 shares held of record by the Ronald and Mariette Woestemeyer 2007 IDGT of which Deutsche Bank Trust Company Delaware is the sole trustee, (h) stock options held by Mrs. Woestemeyer to acquire 30,000 shares, which are immediately exercisable and (i) 7,500 restricted stock units held by Mrs. Woestemeyer and vest in full on January 1, 2012. In the event of a change in control, the restricted stock units fully vest. Mr. Woestemeyer disclaims beneficial ownership of the shares held of record by Mariette M. Woestemeyer 2009 GRAT, the Woestemeyer 1999 Gift Trust, the shares issuable upon the exercise of the stock options held by Mrs. Woestemeyer and the restricted stock units held by Mrs. Woestemeyer.

(5)	Consists of (a) 20,000 shares held of record by Ellen Keszler, (b) 30,000 shares issuable upon the exercise of stock options granted to Mrs. Keszler on August 21, 2008, which are immediately exercisable and which vest in equal monthly installments over a three-year period, and (c) 7,500 restricted stock units granted to Mrs. Keszler on December 3, 2010 which vest in full on January 1, 2012. In the event of a change in control, the restricted stock units fully vest.

(6)	Consists of (a) 30,000 shares held of record by Greg B. Petersen, (b) 30,000 shares issuable upon the exercise of stock options granted to Mr. Petersen on June 27, 2007, which are immediately exercisable and which vest in equal monthly installments over a three-year period, and (c) 7,500 restricted stock units granted to Mr. Petersen on December 3, 2010 which vest in full on January 1, 2012. In the event of a change in control, the restricted stock units fully vest.

(7)	Consists of (a) 40,000 shares held of record by William Russell, (b) 15,000 restricted stock units granted to Mr. Russell on November 20, 2008 which 5,000 vested on November 20, 2009 and 2010, respectively, with the remaining 5,000 vesting on November 20, 2011 and (c) 7,500 restricted stock units granted to Mr. Russell on December 3, 2010 which vest in full on January 1, 2012. In the event of a change in control, the restricted stock units fully vest.

(8)	Consists of (a) 30,000 shares held of record by Timothy V. Williams, (b) 30,000 shares issuable upon the exercise of stock options granted to Mr. Williams on June 27, 2007, which are immediately exercisable and fully vested and (c) 7,500 restricted stock units granted to Mr. Williams on December 3, 2010 which vest in full on January 1, 2012. In the event of a change in control, the restricted stock units fully vest.

(9)	Consists of (a) 1,484,376 shares held of record by Ronald F. Woestemeyer and Mariette M. Woestemeyer, (b) 647,238 shares held of record by Ronald Woestemeyer 2009 GRAT, of which Deutsche Bank Trust Company Delaware and Mr. Woestemeyer are the co-trustees, (c) 651,729 shares held of record by Mariette Woestemeyer 2009 GRAT of which Deutsche Bank Trust Company Delaware and Mrs. Woestemeyer are the co-trustee, (d) 1,000,000 shares held of record by The Woestemeyer 1999 Gift Trust, of which Deutsche Bank Trust Company Delaware is sole trustee (e) 476,002 shares held of record by MAROKA, LLC, of which Mr. and Mrs. Woestemeyer are the sole managers, (f) 500,000 shares held of record by the Mariette Woestemeyer 2010 GRAT of which Deutsche Bank Trust Company Delaware is the sole trustee, (g) 43,998 shares held of record by the Ronald and Mariette Woestemeyer 2007 IDGT of which Deutsche Bank Trust Company Delaware is the sole trustee, (h) stock options held by Mrs. Woestemeyer to acquire 30,000 shares, which are immediately exercisable and (i) 7,500 restricted stock units held by Mrs. Woestemeyer and vest in full on January 1, 2012. In the event of a change in control, the restricted stock units fully vest.

(10)	According to information contained in the Schedule 13G/A filed by Brown Capital Management, Inc. with the SEC on February 7, 2011, Brown Capital Management, Inc. reported that that it or certain of its affiliates beneficially owned 3,818,890 shares of our common stock as of December 31, 2010, and they had (a) sole voting power to direct the vote of 2,091,651 shares of our common stock and (b) sole dispositive power with respect to 3,818,890 shares of our common stock.

(11)	According to information contained in the Schedule 13G filed by TCW Group, Inc, on behalf of the TCW Business Unit with the SEC on January 11, 2011, TCW Group, Inc. reported that it or certain of its affiliates beneficially owned 2,635,532 shares of our common stock as of December 31, 2010 and that they had (a) sole voting power to direct the vote of 2,438,796 shares of our common stock and (b) sole dispositive power with respect to 2,653,532 shares of our common stock.

(12)	According to information contained in the Schedule 13G filed by Albert E. Winemiller with the SEC on February 11, 2011, Mr. Winemiller reported that he or certain of his affiliates beneficially owned 1,535,000 shares of our common stock as of December 31, 2010 and that they had (a) sole voting power to direct the vote of 311,700 shares of our common stock and (b) sole dispositive power with respect to 311,700 shares of our common stock.

(13)	According to information contained in the Schedule 13G filed by Massachusetts Financial Services Company with the SEC on February 4, 2011, Massachusetts Financial Services Company reported that it or certain of its affiliates beneficially owned 1,373,340 shares of our common stock as of December 31, 2010 and that they had (a) sole voting power to direct the vote of 1,373,340 shares of our common stock and (b) sole dispositive power with respect to 1,373,340 shares of our common stock.

(14)	According to information contained in the Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2011, T. Rowe Price Associates, Inc. reported that it or certain of its affiliates beneficially owned 929,327 shares of our common stock as of December 31, 2010 and that they had (a) sole voting power to direct the vote of 85,627 shares of our common stock and (b) sole dispositive power with respect to 929,327 shares of our common stock.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Exchange Act, requires our directors and executive officers, among others, to file with the SEC and the NYSE an initial report of ownership of our common stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file related to transactions in our common stock. Under SEC rules, certain forms of indirect ownership and ownership of our common stock by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.
          Based on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that during 2010, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except a late Form 4 report was filed by Timothy V. Williams, Mariette M. Woestemeyer, William Russell, Andres D. Reiner, Albert E. Winemiller, Charles H. Murphy, Ellen Keszler and Greg B. Petersen on March 15, 2010 to report the grant of equity awards by PROS Holdings, Inc; a late Form 4 report was filed by Andres D. Reiner and Jeffery Robinson on March 17, 2010 to report the vesting of restricted stock units granted by PROS Holdings Inc.; a late Form 4 report was filed by William Russell on December 6, 2010 to report the vesting of restricted stock units granted by PROS Holdings Inc; and a late Form 4 report was filed by Timothy V. Williams, Mariette M. Woestemeyer, William Russell, Ellen Keszler and Greg B. Petersen on December 15, 2010 to report the grant of restricted stock units by PROS Holdings, Inc.
COMPENSATION DISCUSSION AND ANALYSIS
          The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below.
Compensation philosophy and objectives
          Our compensation committee believes that an effective compensation program should reward achievement of specific corporate goals and align our executives’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals. Our compensation programs are designed to motivate our executive officers to achieve or exceed corporate goals that enhance stockholder value and enable us to attract and retain key employees. Our executive compensation program is designed to reward superior performance and to achieve the following overall objectives:
•	attract, motivate and retain talented and experienced executives in the pricing and revenue optimization software market;

•	align the interests of our executive officers and stockholders by motivating executive officers to improve company performance and increase stockholder value; and

•	compensate our executives to manage our business to meet our long-term objectives.
          Our compensation committee sets corporate performance targets for our executives. Executives have substantial portions of their total compensation at risk, contingent on our meeting corporate performance goals. We also believe that our equity incentive program is an important retention tool for our executive officers. We believe these equity awards are beneficial in aligning management and stockholder interests, and consequently increasing stockholder value.

Role of the compensation committee
          The responsibility for establishing, administering and interpreting our policies governing the compensation and benefits for our named executive officers, or NEOs, lies with our compensation committee, which consists entirely of non-employee directors. Our compensation committee has taken the following steps to ensure that our executive compensation and benefit policies are consistent with both our compensation philosophy and our corporate governance guidelines:
•	solicited recommendations from an independent executive compensation consultant to evaluate our executive compensation practices and assisted in developing and implementing the executive compensation programs;

•	established a practice, in accordance with the rules of the NYSE, of reviewing the performance and determining the compensation earned, paid or awarded to our chief executive officer independent of input from him; and

•	established a policy, in accordance with the rules of the NYSE, to review on an annual basis the performance of our other executive officers with assistance from our chief executive officer and determining what we believe to be appropriate total compensation for these executive officers.
Role of the executive compensation consultant
          The compensation committee engaged Compensia, Inc. to advise the committee on 2010 executive compensation matters due to Compensia’s expertise in the software industry. Compensia provided the following services on behalf of the compensation committee during fiscal year 2010:
•	reviewed and provided recommendations on the composition of our peer group of companies, and provided compensation data relating to executives at the companies in the peer group;

•	conducted a comprehensive review of the total compensation arrangements for all of our executive officers;

•	provided recommendations to the committee regarding our executive officers’ compensation packages;

•	assisted with executive equity program design, including an analysis of equity mix, aggregate share usage and target grant levels; and

•	updated the compensation committee on emerging trends and best practices in the area of executive compensation.
          The compensation committee is satisfied with the qualifications, performance and independence of Compensia. Other than providing limited guidance to our human resources department regarding equity compensation models for non-executive employees as authorized by the chairman of the compensation committee, Compensia does not provide any other services to us. We pay the cost for Compensia’s services as negotiated with the compensation committee.
Role of the executive officers in compensation decision-making
          Our compensation committee invites our chief executive officer and chief financial officer to attend committee meetings. During deliberations of compensation decisions relating to our executive officers, the compensation committee considers the recommendations of our chief executive officer and chief financial officer. The compensation committee then separately deliberates and makes determinations about executive compensation in executive session. The chief executive officer is periodically present during portions of these deliberations that relate to the compensation for NEOs other than the chief executive officer.
          For compensation decisions regarding our chief executive officer, our compensation committee discusses with the chief executive officer his current compensation. The compensation committee then deliberates and determines the compensation of the chief executive officer in executive session outside of the presence of any executive officer, including our chief executive officer. The compensation committee then communicates its decision on his compensation to him through the whole compensation committee or the chairman of the compensation committee.
Peer group
          To assist the compensation committee in its deliberations on executive compensation, Compensia collected and analyzed data using the compensation committee’s criteria to provide recommendations on the composition of our “peer group of companies.” The criteria used to establish our peer group of companies included software application companies, companies with revenue 0.5x to 2.0x of ours and companies with a market capitalization of 0.5x to 3.0x of ours. Based on the recommendations provided, the full peer group established by our compensation committee in 2010 consists of the following companies:

Actuate	American Software
Callidus Software	Chordiant Software
DemandTec	Double-Take Software
eBix	Falconstor Software
Guidance Software	Liveperson
Pervasive Software	Phoenix Software

Smith Micro Software	Sourcefire
Sourceforge	Unica
Vocus	Zix
          Compensia then prepared a compensation analysis compiled from data gathered from publicly available information regarding the companies that the compensation committee had selected as members of our peer group and information from the Radford July 2009 high-tech industry survey of companies with $50 million to $200 million in revenue. The compensation committee used this data to compare the compensation of our NEOs to similarly positioned persons within the peer group and to determine the relative compensation for each NEO position, based on direct, quantitative comparisons of pay levels.
          The compensation committee will review and update our peer group, as necessary, to ensure that the comparisons are meaningful.
Process for setting and awarding executive compensation
          A broad range of facts and circumstances is considered in setting executive compensation. Among the factors considered for our executives generally, and for the NEOs in particular, are recommendations from the outside executive compensation consultant, advice from the chief executive officer, general economic and market conditions, our financial condition and operating results, our operating plan, our geographic location and the objectives of our executive compensation policies described above. The weight given each factor differs from year to year and may differ among individual NEOs in any given year. In 2010, our compensation committee did not prescribe individualized objectives or performance criteria by which to evaluate the executive officers’ performance or contribution to specific items of corporate performance. The compensation committee considered the NEOs individual performances in 2009 and earlier years as representative of their continuing ability to perform the functions and to fulfill the responsibilities of their respective positions.
          Our compensation committee establishes executive compensation programs that the compensation committee believes, based on the members’ experience, is the most appropriate to achieve the goals described above. Our compensation committee will continue to evaluate our executive compensation programs on a quantitative and qualitative basis on at least a yearly basis or as circumstances dictate. Our compensation committee expects to make new awards and adjustments to our executive compensation programs as appropriate.
          Our NEOs include our principal executive officer, principal financial officer and one other executive officer who earned or was paid in excess of $100,000 during 2010.
          All stock appreciation rights and restricted stock units are approved by our compensation committee, but the compensation committee has delegated to the chief executive officer the authority to make share based awards to employees who are not executive officers, within certain limitations on aggregate grants and specific award terms. In 2010, the compensation committee determined the size of annual awards based upon the committee’s subjective assessment of the incentive value of the NEOs’ respective total equity interests relative to their roles in the company and their levels of vested and unvested shares. Share based awards approved by the compensation committee are required to be granted not earlier than the date of approval, and at an exercise price not less than the fair market value of our common stock on the date of grant.
Policy on recovery of bonus in event of financial restatement
          In 2008, the board of directors adopted a “clawback” policy that permits the board of directors to consider and make a decision in its sole discretion to recover, under applicable law, any incentive bonuses awarded to executive officers whose fraud or intentional misconduct significantly contributed to a restatement of financial results that led to the awarding of incentive bonuses.
  Components of executive compensation
     Base salaries
          We use base salaries primarily to compensate and retain our executives for their services. Base salaries for our executive officers are reviewed on a yearly basis. In January 2010, the compensation committee reviewed the responsibilities and performance of Messrs. Reiner, Murphy and Woestemeyer, their tenure with us, their existing compensation packages and their expected contributions and responsibilities for 2010. Based on this review, the current global economic challenges and our actions to more closely manage expenses, the compensation committee elected not to increase the base salaries of the NEOs for 2010. Messrs. Reiner, Murphy and Woestemeyer base salaries for 2010 were $250,000, $300,000 and $233,750, respectively.
          On November 15, 2010, the board of directors appointed Mr. Reiner to the position of president and chief executive officer. At the time of such appointment, the compensation committee elected to continue his 2010 base salary arrangement for the remainder of 2010. In 2011, the compensation committee reviewed Mr. Reiner’s existing compensation package and expected contributions and responsibilities. Based on that review, we entered into an employment agreement with Mr. Reiner, providing for, among other items, an increase in base salary to $325,000 and a one-time payment of approximately $22,000 related to the difference in the compensation from November 15, 2010 to the effective date of the employment agreement. For additional information on this employment agreement, please see “Compensation Discussion and Analysis – Severance and termination provisions.”
     Cash incentive plan
          We have a cash incentive plan for our NEOs under which cash incentive payments may be made after the end of each year based on our performance against our corporate objectives for the year. In addition to the NEOs performance against our corporate objectives, the cash incentive plan has a discretionary component. Cash incentive payments provide executive officers with a bonus opportunity if certain financial performance goals are achieved. The cash incentive program is intended to reward NEOs upon the achievement of fiscal year financial performance goals, with some limited discretion available for individual performance. The cash incentive payments are generally paid in the first quarter following completion of a given year. Our compensation committee does not have the discretion to increase the targets or decrease the amounts payable to any of our NEOs, but it does have the discretion to lower the targets and increase the amounts payable under this cash incentive plan. Traditionally, the committee has not exercised this discretion nor did it do so in 2010.
          Each component of this cash incentive plan is independent of the other components and has minimum target and maximum target levels. The target incentive payment amounts are payable under this cash incentive plan if we hit our target levels for each component. Actual results between the minimum, target and the maximum goal levels would be pro-rated. The discretionary component is determined by the compensation committee on an annual basis at the end of the Company’s fiscal year. We use our cash incentive plan to align our executive’s performance with our financial results and to motivate our executives to achieve annual goals.
          2010 Named Executive Officer Plan. In January 2010, our compensation committee approved our 2010 Named Executive Officer Plan, or 2010 NEO Plan. The 2010 NEO Plan set target incentive payment amounts based upon three components: (i) revenue, (ii) non-generally accepted accounting principles, or non-GAAP, operating income, and (iii) discretionary. Each of the components is independent of the others, but the weighting of the components as they relate to potential incentive payments is set forth in the following table:

Weighting of component
Component	as a % of bonus payment
Revenue	45.0%
Non –GAAP operating income (1)	45.0%
Discretionary	10.0%

(1)	Non-GAAP operating income represents GAAP operating income less stock-based compensation charges as described in ASC 718, litigation and settlement expense and separation compensation related to the resignation of our former chief executive officer.
          The compensation committee felt that increasing the weighting of the revenue and non-GAAP operating income components of the 2010 NEO Plan would heighten management’s focus on maximizing our revenues and profitability during the 2010 fiscal year.
          The revenue and non-GAAP operating income components of the 2010 NEO Plan were set on a semi-annual basis by the compensation committee and those components were measured at the end of each semi-annual period against actual financial results. There is a cumulative annual performance calculation for those two components. The discretionary component was determined by the compensation committee on an annual basis at the end of the Company’s fiscal year. The maximum for the discretionary component was 10%. The payments were made in 2011.
          The potential payouts under the 2010 NEO Plan were based on our performance as a company within a range of each component’s target. No incentive payment was to be earned below the target threshold and the maximum bonus was to be earned at the target maximum. The ranges for each component are set forth in the following table:

	Target	Target
Component (In millions)	minimum	maximum

Revenue	$65.6	$76.6
Non-GAAP operating income	$7.7	$8.9

          The following table sets forth our revenue and non-GAAP operating income targets for 2010:

Component (In millions)	Target

Revenue	$72.9
Non-GAAP operating income	$8.5
          The compensation committee set the amount of each incentive payment as a percentage of the base salary of each executive officer as set forth in the following table:

	At target		At target
Executive officer	threshold	At target	maximum

Andres D. Reiner (1)	45%	90%	180%
Charles H. Murphy	40%	80%	120%
Ronald F. Woestemeyer	22.5%	45%	67.5%
Albert E. Winemiller (2)	50%	100%	150%

(1)	On November 15, 2010 in connection with Mr. Reiner appointment to president and chief executive officer, Mr. Reiner’s bonus payment as percentage of base salary was changed from the previously reported at target percentage of 60% and at target maximum percentage of 90% to at target percentage of 90% and at target maximum percentage of 180% for the period of November 15, 2010 to December 31, 2010.

(2)	On November 12, 2010, Mr. Winemiller announced his resignation as an officer and director of the Company. Mr. Winemiller remained with the Company in a transitional role until December 31, 2010 and was eligible for the 2010 NEO plan.
          Under the 2010 NEO Plan, Mr. Reiner achieved 105% of the target payout, Mr. Murphy achieved 135% of target payout, Mr. Woestemeyer achieved 135% of target payout and Mr. Winemiller achieved 100% of target payout as presented above.
          Executive compensation activities in 2011. The 2011 Named Executive Officer Plan sets target bonus amounts and performance criteria for participants. The performance criteria and the general terms of the 2011 Named Executive Officer Plan is consistent with the Company’s 2010 NEO Plan as described above. The weighting of the criteria for 2011 Named Executive Officer Plan is set forth in the following table:

Weighting of component
Component	as a % of bonus payment

Revenue	60.0%
Non –GAAP operating income (1)	30.0%
Discretionary	10.0%

(1)	Non-GAAP operating income represents GAAP operating income less stock-based compensation charges as described in ASC 718.
          On November 15, 2010, the board of directors appointed Mr. Reiner to the position of president and chief executive officer. In connection with such appointment, the compensation committee reviewed Mr. Reiner’s existing compensation package and expected contributions and responsibilities. Based on that review, the compensation committee approved an increase in the base salary of Mr. Reiner from $250,000 to $325,000 for the year 2011. There were no changes to the other NEO’s base compensation for 2011.
     Long-term incentive award programs
          Our base salary and cash incentive plan are intended to compensate and motivate for the short-term. The compensation committee believes that equity compensation plans are an essential tool to link the long-term interests of stockholders and employees, especially the NEOs, and serve to motivate NEOs to make decisions that will, in the long run, deliver the best returns to stockholders. In the past, our compensation committee has granted stock options, restricted stock units and stock appreciation rights.
          The Company provides equity awards under its 2007 equity incentive plan. Under the 2007 equity incentive plan, the company may provide incentives through the grant of: (i) restricted stock awards; (ii) restricted stock unit awards; (iii) stock options; (iv) stock appreciation rights; (v) phantom stock; and (vi) performance awards. As of December 31, 2010, there has not been any issuance of restricted stock awards, phantom stock or performance awards under the 2007 equity incentive plan. The Company does not apply mandatory holding periods with respect to stock acquired upon exercise of stock options or stock appreciation rights or vesting of restricted stock units.

          The compensation committee believes that the use of equity awards offers the best approach to achieve our compensation goals with respect to long-term incentives and currently provides tax and other advantages to our NEOs relative to other forms of equity compensation. As of December 31, 2010, we have granted stock options, restricted stock units and stock appreciation rights since we believe that these types of equity awards are competitive in our industry and are best understood by our executive officers.
          The compensation committee believed it was in our best interests to provide additional equity awards to our NEOs to incentivize them and to provide additional retention value. In March 2010, we granted Mr. Reiner 30,000 restricted stock units and 20,000 stock settled stock appreciation rights and Mr. Murphy was granted 18,000 restricted stock units and 28,000 stock settled stock appreciation rights. In addition in December 2010, we granted Mr. Reiner 50,000 restricted stock units and 180,000 stock settled stock appreciation rights and Mr. Murphy was granted 13,000 restricted stock units and 46,000 stock settled stock appreciation rights.
          1999 equity incentive plan. Our 1999 equity incentive plan, or 1999 Plan, authorized us to grant options to purchase shares of common stock to our employees, directors and consultants at our discretion. Our 1999 plan was terminated in March 2007 for purposes of granting any future equity awards. There were issued and outstanding stock options to purchase 71,024 shares of our common stock under this plan on December 31, 2010.
          2007 equity incentive plan. Our 2007 equity incentive plan, or 2007 Plan, was adopted in March 2007. The purpose of the 2007 Plan is to promote our long-term growth and profitability. The 2007 Plan is intended to make available incentives that will help us to attract, retain and reward employees whose contributions are essential to our success. Under the 2007 Plan, our employees, officers, directors and other individuals providing services to us or any our affiliates are eligible to receive awards. The 2007 Plan has an evergreen provision that allows for an annual increase equal to the lesser of (i) 3.5% of our outstanding shares (ii) 900,000 shares or (iii) any lesser amount determined by the compensation committee of the board of directors. We may provide these incentives through the grant of: (i) restricted stock awards; (ii) restricted stock unit awards; (iii) stock options; (iv) stock appreciation rights; (v) phantom stock; and (vii) performance awards.
          In February 2010, we increased the number of shares available to grant by 900,000 under the evergreen provision in our 2007 Plan increasing the number shares reserved for issuance to 5,468,000. As of December 31, 2010, we had outstanding equity awards to acquire 3,846,751 shares of its common stock held by our employees, directors and consultants under the 2007 Plan. Included in such outstanding equity awards is 1,857,658 of stock options, 1,241,593 restricted stock units and 747,500 SARs held by our employees, directors and consultants. As of December 31, 2010, 79,682 shares remained available for grant under the 2007 Plan. As of December 31, 2010, there has not been any issuance of restricted stock awards, phantom stock or performance awards under this plan.
          Stock options. Our 2007 Plan permits the granting of options to purchase shares of our common stock intended to qualify as incentive stock options, under Section 422 of the Internal Revenue Code, and nonqualified stock options. The option exercise price and the term of each option are determined by the compensation committee. The compensation committee also determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The compensation committee, as plan administrator, can determine vesting for grants which generally expire ten years after the date of the grant.
          Stock appreciation rights. The compensation committee may grant a right to receive a number of shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee.
          Restricted stock awards and units. The compensation committee may award shares of our common stock to participants at no cost or for a purchase price or restricted stock units that are settled in shares of our common stock. These restricted stock and restricted stock unit awards may be subject to restrictions or may be free from any restrictions under our 2007 Plan. The purchase price of the shares, if any, and any applicable restrictions, are determined by the compensation committee.
          Phantom stock. The compensation committee may grant stock equivalent rights, or phantom stock, which entitles the recipient to receive credits which are ultimately payable in the form of cash, shares of our common stock or a combination of both. Phantom stock does not entitle the holder to any rights as a stockholder.
          Performance awards. The compensation committee may grant performance awards to participants entitling the participants to receive cash, shares of our common stock or a combination of both, upon the achievement of performance goals and other conditions determined by the compensation committee. The performance goals may be based on our operating income or on one or more other business criteria selected by the compensation committee.
          In the event of any stock split, stock dividend or similar transaction, the shares subject to the 2007 Plan and any outstanding awards will automatically be adjusted. The 2007 Plan will continue in effect until the tenth anniversary of its approval by our board of directors, unless earlier terminated earlier. The compensation committee may amend, terminate or modify the plan at any time.

          In the event of certain significant corporate transactions, including a change in control of the Company, any then-outstanding equity award or option under the 2007 Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects to assume, continue or substitute for such awards or options and the holder of such award or option is terminated without cause or resigns for “good reason” within 18 months of a change of control of the Company, such awards or options shall vest in full. If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for the equity awards or options under the 2007 Plan, all outstanding equity awards and options under the 2007 Plan will vest in full and become fully exercisable.
          Benefits. We provide our executive officers the following benefits, generally on the same terms as we provide our other employees.
•   health, dental, travel, accident insurance and vision;
•   life insurance;
•   employee assistance plan;
•   medical and dependent care flexible spending account;
•   short-and long-term disability, accidental death and dismemberment;
•   a 401(k) plan;
•   paid time off and vacations;
•   sick days; and
•   tuition reimbursement.
          We believe these benefits are consistent with companies with which we compete for employees.
          401(k) Plan. In May 1996, we adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, which generally covers our full-time employees. The plan is intended to qualify under Section 401(a) of the Internal Revenue Code. Contributions, and income earned thereon, are not taxable to employees until withdrawn from this plan. Under this plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the plan. This plan also permits us to make matching contributions to the plan on behalf of participants. Historically, the Company’s matching contribution is defined as 50% of the first 6% of employee contributions. The Company may also make discretionary contributions. The Company temporarily discontinued the matching contribution in 2009 as a result the economic conditions during 2009. The Company is planning to reinstate the 401(k) matching contribution in the future upon achievement of certain performance targets.
Ownership guidelines and policies
          As part of our overall corporate governance and compensation practices, our board of directors adopted stock ownership guidelines for our NEOs and directors. These guidelines are designed to align our executive officers’ interests with our stockholders’ long-term interests by promoting long-term share ownership, which reduces the incentive for excessive short-term risk taking. As of December 31, 2010, each of our NEOs was in compliance with the applicable guidelines. The guidelines currently state that each executive is required to hold at least $100,000 worth of our stock while serving as an executive officer. Share units or unexercised options held by an executive officer under any of our equity incentive plans are included in calculating the value of ownership to determine whether this minimum ownership requirement has been meet.
          Our board of directors may evaluate whether exceptions should be made in the case of any covered person who, due to his or her unique financial circumstances, would incur a hardship by complying with these guidelines. No such exceptions were granted or in place in fiscal year 2010.
Severance and termination provisions
          We provide our NEOs with severance packages if they are terminated without cause (as defined in their employment or severance agreements) in order to attract and retain them. The amount of severance benefits is described below. The compensation committee reviews the potential payouts to ensure their market-competitiveness in order to incentivize our NEOs to maintain focus on both daily and long-term efforts.

          On February 28, 2011, the Company entered into an employment agreement with Andres Reiner, our chief executive officer and president. The base salary payable to Mr. Reiner is subject to periodic review by our compensation committee. In addition, Mr. Reiner is entitled to participate in the Company’s employee bonus plans. The employment agreement will provide Mr. Reiner with payment of (i) any unpaid bonus earned prior to the termination relating to completed bonus periods preceding the date of termination, and (ii) the payment of a bonus at one hundred percent of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company for twelve months. The unpaid bonus described in subsection (i) shall be paid on or about termination and the bonus as described in subsection (ii) shall be payable in equal installments during the twelve month period following termination. Such bonuses are payable if Mr. Reiner is terminated by us without cause, as defined in the agreement or by Mr. Reiner, as applicable, for “good reason,” as defined in the agreement. In addition, the amended employment agreements provides for the payment of (i) any unpaid bonus earned prior to the termination relating to completed bonus periods preceding the date of termination, and (ii) the payment of a bonus at one hundred percent of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company for eighteen months if such officer is terminated without cause or if such officer resigns for “good reason” within six months prior to or any time after a change in control transaction of the Company. Mr. Reiner is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment.
          We entered into an employment agreement with Mr. Murphy, our chief financial officer, on September 30, 2005. This agreement was originally for a two- year term and automatically renew for one-year terms unless the Company decides not to renew them. The base salary payable to Mr. Murphy is subject to periodic review by our compensation committee. Mr. Murphy is entitled to 12 months of severance, up to 12 months of health benefits and 12 months of acceleration of the vesting on their stock options granted prior to April 2, 2007 if their employment with us is terminated without cause or they resign with “good reason,” as defined in those agreements. On April 2, 2007, our board of directors amended this employment agreement to provide for the full acceleration of vesting, or lapse of all repurchase rights, of any options or other equity awards granted to Mr. Murphy on or after April 2, 2007, if Mr. Murphy is terminated without “cause,” resigns for “good reason” or if a change of control of the Company occurs. In addition, the amended employment agreement provides for 18 months of severance and 18 months of health benefits if Mr. Murphy is terminated without cause or if Mr. Murphy resigns for “good reason” within six months prior to or any time after a change in control transaction of the Company. Mr. Murphy is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of their employment. On March 24, 2009, the Company entered into a Second Amendment of Employment Agreement with Mr. Murphy. The Second Amendment of Employment Agreement will provide Mr. Murphy with payment of (i) any unpaid bonus earned prior to the termination relating to completed bonus periods preceding the date of termination, and (ii) the payment of a bonus at one hundred percent of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company for twelve months. The unpaid bonus described in subsection (i) shall be paid on or about termination and the bonus as described in subsection (ii) shall be payable in equal installments during the twelve month period following termination. Such bonuses are payable if Mr. Murphy is terminated by us without cause, as defined in the agreement or by Mr. Murphy, as applicable, for “good reason,” as defined in the agreement. In addition, the amended employment agreements provides for the payment of (i) any unpaid bonus earned prior to the termination relating to completed bonus periods preceding the date of termination, and (ii) the payment of a bonus at one hundred percent of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company for eighteen months if such officer is terminated without cause or if such officer resigns for “good reason” within six months prior to or any time after a change in control transaction of the Company. Mr. Murphy is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment.
          In January 1999, we entered into an employment agreement with Mr. Woestemeyer, our executive vice president. This agreement was originally for a two-year term and automatically renews for one-year terms unless the Company decides not to renew. Under this agreement, Mr. Woestemeyer’s salary is subject to periodic review by our compensation committee, and he is entitled to 12 months of severance if he is terminated without cause as defined in his agreement or we decide not to renew his agreement without giving him notice. If we decide not to renew this agreement and we provide 60-days notice of non-renewal to Mr. Woestemeyer, he is entitled to 10 months of severance. In addition, Mr. Woestemeyer is subject to non-competition and non-solicitation restrictions during the term of his employment and for the severance period following the termination of his employment.
          Cause is defined in these employment agreements as a breach by our officer of his duties of confidentiality which causes a material harm to us, his conviction of, or a plea of guilty or no contest to, a felony or his failure to perform his duties after notice and a cure period. In addition, for Messrs. Reiner and Murphy, cause also includes an intentional wrongdoing by them that adversely affect us. Messrs. Reiner and Murphy can resign for “good reason” and be entitled to severance. “Good reason” is defined in their employment agreements as the assignment of duties to them that are substantially inconsistent with their current roles with us, the relocation of their offices to more than 50 miles from our present location, a material reduction in their base salaries and our failure to provide them with similar benefits that we provide to our other employees.

Tax and accounting considerations
     Tax considerations
          We are subject to Internal Revenue Code Section 162(m), which limits the amount that we may deduct for compensation paid to our chief executive officer and to each of our four most highly compensated officers to $1,000,000 per person per year, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation approved by our stockholders. In addition to salary and bonus compensation that is not “performance-based,” the exercise of stock options may cause an officer’s total compensation to exceed $1,000,000. However, compensation from options that meet certain requirements will be exempt from the $1,000,000 cap on deductibility. In the past, annual cash compensation to our executive officers has not exceeded $1,000,000 per person. Although we do not currently anticipate such compensation to exceed the $1,000,000 limit, our officer compensation could in the future exceed this limit, and we may not be able to deduct the compensation amount in excess of $1,000,000. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance.
     Accounting for share-based compensation
          We account for share-based compensation in accordance with applicable accounting standards. Under the fair value recognition provisions of these standards, share-based compensation cost is measured at the grant date based on the fair value of the award. Share-based compensation expense is recognized on a straight-line basis over the requisite service period of the entire award, which is generally the vesting period.
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
          The compensation committee has reviewed and discussed the preceding Compensation Discussion and Analysis section of this proxy statement with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010.
THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Greg B. Petersen, Chairman
Timothy V. Williams
William Russell

EXECUTIVE COMPENSATION
Summary compensation table
          The following table presents the compensation paid to or earned by our chief executive officer, our chief financial officer and our highest compensated executive officers (collectively, our “Named Executive Officers”) during 2010.

				Restricted				Non-equity
				Stock		Option		Incentive Plan	All Other
Name and				Units		Awards		Compensation	Compensation
Principal Position	Year	Salary ($)		($) (1)		($) (1)		($) (2)	($) (3)	Total ($)
Andres D. Reiner (4)	2010	250,000		826,900	(7)	1,044,000	(13)	237,000	6,625	2,364,525
President and Chief	2009	250,000	(6)	107,250	(8)	—		179,798	9,308	546,356
Executive Officer	2008	210,000		275,500	(9)	284,000	(14)	93,059	15,732	878,291

Charles H. Murphy	2010	300,000		303,530	(10)	359,500	(15)	325,000	4,318	1,292,348
Executive Vice President and Chief	2009	300,000		823,500	(11)	—		275,676	5,345	1,404,521
Financial Officer	2008	300,000		—		—		212,706	11,145	523,851

Ronald F. Woestemeyer	2010	233,750		—		—		142,000	5,965	381,715
Executive Vice President, Strategic	2009	233,750		—		—		120,824	10,672	365,246
Business Planning	2008	233,750		—		—		93,226	13,054	340,030

Albert E. Winemiller (5)	2010	340,000		381,920	(12)	279,450	(16)	340,000	6,682	1,348,052
Former President and Chief Executive Officer	2009	340,000		823,500	(11)	—		390,541	6,817	1,560,858
	2008	340,000		—		—		301,334	13,074	654,408

(1)	These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to ASC Topic 718. For additional information about the valuation assumptions with respect to equity awards, refer to Note 7 of our financial statements in our Form 10-K for the year ended December 31, 2010, as filed with the SEC.

(2)	Amounts shown in this column represent cash bonuses paid in the indicated year under the applicable Named Executive Officer Plan.

(3)	Represents matching contributions for each individual’s 401(k) plan contributions, life insurance premiums and health insurance.

(4)	On November 15, 2010, Mr. Reiner was appointed to the position of president and chief executive oifficer. Prior to this appointment, Mr. Reiner held the positions of executive vice president of product and marketing and senior vice president of product development.

(5)	On November 12, 2010, Mr. Winemiller resigned as an officer and director. Mr. Winemiller remained with the Company in a transitional role until December 31, 2010.

(6)	On July 6, 2009, in connection with Mr. Reiner’s promotion to the position of executive vice president, Mr. Reiner’s base salary was increased from $210,000 to $250,000 for the year 2009.

(7)	Represents the grant of 30,000 and 50,000 restricted stock units awarded to Mr. Reiner on March 9, 2010 and December 14, 2010, respectively. The restricted stock units granted on March 9, 2010 vests annually in one fourth installments on February 24th of each year and have a grant date fair value of $8.68. The restricted stock units granted on December 14, 2010 vest annually in one fourth installments on the date of grant and have a grant date fair value of $11.33.

(8)	Represents 25,000 restricted stock units awarded to Mr. Reiner on March 13, 2009. The restricted stock units vest annually in one third installments on the date of grant and have a grant date fair value of $4.29.

(9)	Represents 50,000 restricted stock units awarded to Mr. Reiner on November 11, 2008. The restricted stock units vest as follows: 16,666 restricted stock units will vest on January 1, 2010, 16,667 restricted stock units will vest on January 1, 2011, and 16,667 restricted stock units will vest on January 1, 2012. These restricted stock units have a grant date fair value of $5.51.

(10)	Represents the grant of 18,000 and 13,000 restricted stock units awarded to Mr. Murphy on March 9, 2010 and December 14, 2010, respectively. The restricted stock units granted on March 9, 2010 vests annually in one fourth installments on February 24th of each year and have a grant date fair value of $8.68. The restricted stock units granted on December 14, 2010 vest annually in one fourth installments on the date of grant and have a grant date fair value of $11.33.

(11)	Represents 150,000 restricted stock units awarded to Messrs. Murphy and Winemiller on May 13, 2009. The restricted stock units vest annually in one third installments on the date of grant and have a grant date fair value of $5.49.

(12)	Represents the grant of 44,000 restricted stock units awarded to Mr. Winemiller on March 9, 2010. Pursuant to Mr. Winemiller’s employment agreement dated March 24, 2009, these restricted stock units vested in full on December 31, 2010.

(13)	Represents 20,000 and 180,000 stock appreciation rights awarded to Mr. Reiner March 9, 2010 and December 14, 2010, respectively. The stock appreciation rights granted on March 9, 2010 vest at 25% on March 9, 2011 with the remaining options vesting monthly, in equal installments, thereafter over a three year period. These stock appreciation right will be fully vested on March 9, 2014 and shall be settled in stock at the time of exercise. These stock appreciation rights have a grant date fair value of $4.05. The stock appreciation rights granted on December 14, 2010 vest at 25% on December 14, 2011 with the remaining options vesting monthly, in equal installments, thereafter over a three year period. These stock appreciation right will be fully vested on December 14, 2014. These stock appreciation rights have a grant date fair value of $5.35 and shall be settled in stock at the time of exercise.

(14)	Represents 50,000 stock options awarded to Mr. Reiner on May 14, 2008. These stock options vest monthly, in equal installments, over an 18 month period from the date of grant. These stock options have a grant date fair value of $5.68.

(15)	Represents 28,000 and 46,000 stock appreciation rights awarded to Mr. Murphy on March 9, 2010 and December 14, 2010, respectively. The stock appreciation rights granted on March 9, 2010 vest at 25% on March 9, 2011 with the remaining options vesting monthly, in equal installments, thereafter over a three year period. These stock appreciation right will be fully vested on March 9, 2014 and shall be settled in stock at the time of exercise. These stock appreciation rights have a grant date fair value of $4.05. The stock appreciation rights granted on December 14, 2010 vest at 25% on December 14, 2011 with the remaining options vesting monthly, in equal installments, thereafter over a three year period. These stock appreciation right will be fully vested on December 14, 2014. These stock appreciation rights have a grant date fair value of $5.35 and shall be settled in stock at the time of exercise.

(16)	Represents 69,000 stock appreciation rights awarded to Mr. Winemiller on March 9, 2010. Pursuant to Mr. Winemiller’s employment agreement dated March 24, 2009, these stock appreciation rights are fully vested and exercisable as of December 31, 2010. The stock appreciation rights shall be settled in stock at the time of exercise.
Grants of plan-based awards for 2010
          The Company awards bonuses pursuant to a 2010 NEO Plan, which provides for the award of annual cash bonuses, based upon threshold, target and maximum payout amounts. Please see “Compensation Discussion and Analysis – Components of executive compensation for 2010 – Executive compensation activities in 2010” for additional information on the 2010 NEO Plan. The actual amount paid to each NEO for the fiscal year ended December 31, 2010 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”
          The following table presents information relating to a 2010 NEO Plan awards granted to our NEOs in 2010.

		Estimated Payouts under
		Non-equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Andres D. Reiner (1)	11/15/2010	112,500	225,000	450,000

Charles H. Murphy	1/27/2010	120,000	240,000	360,000

Ronald F. Woestemeyer	1/27/2010	52,594	105,188	157,781

Albert E. Winemiller	1/27/2010	170,000	340,000	510,000

(1)	On November 15, 2010 in connection with Mr. Reiner appointment to president and chief executive officer, Mr. Reiner’s bonus as percentage of base salary was changed from an at target amount of $150,000 to $225,000 and at target maximum amount of $225,000 to $450,00 for the period of November 15, 2010 to December 31, 2010.

Outstanding equity awards at fiscal 2010 year-end
          The following table presents the number of shares covered by exercisable and unexercisable options and unvested restricted stock units held by the NEO on December 31, 2010. We have not granted Mr. Woestemeyer any equity based awards because of his equity position in the Company.

	Option Awards						Restricted Stock Units
							Equity incentive		Equity incentive
							plan awards:		plan awards:
	Number of		Number of				number of		market or payout
	securities		securities				unearned shares		value of
	underlying		underlying				units or other		unearned shares
	unexercised		unexercised		Option/SARs	Option/SARs	rights that		units or other rights
	options/SARs (#)		options/SARs (#)		exercise	expiration	have not		that have not
Name	Exercisable		Unexercisable		price ($)	date	vested (#)		vested ($)
Andres D. Reiner	6,250		—		0.43	2/10/2015
	10,782		—		0.65	12/30/2015
	46,874		3,126	(3)	6.00	3/26/2017
	63,332		36,668	(4)	16.73	11/15/2017
	50,000		—		12.72	5/14/2018
			20,000	(5)	8.68	3/9/2020
			180,000	(6)	11.33	12/14/2020
							33,334	(7)	379,674
							16,667	(8)	189,837
							30,000	(9)	341,700
							50,000	(10)	569,500

Charles H. Murphy	150,000	(1)	—		6.00	4/2/2017
			28,000	(5)	8.68	3/9/2020
			46,000	(6)	11.33	12/14/2020
							100,000	(11)	1,139,000
							18,000	(9)	205,020
							13,000	(10)	205,020

Albert E. Winemiller	150,000	(1)	—		6.00	3/31/2011
	69,000	(2)	—		4.05	3/31/2011

(1)	These stock options were awarded to Messrs. Winemiller and Murphy on April 2, 2007. They are immediately exercisable and vested 25% on April 2, 2008 with the remaining stock options vesting monthly, in equal installments, thereafter based on continued employment through April 2, 2011.

(2)	These stock appreciation rights were awarded to Mr. Winemiller March 9, 2010. Pursuant to Mr. Winemiller’s employment agreement dated March 24, 2009, these stock appreciation rights are fully vested and exercisable as of December 31, 2010. The stock appreciation rights shall be settled in stock at the time of exercise.

(3)	These stock options were awarded to Mr. Reiner on March 26, 2007. These stock options vested 25% on March 26, 2008 with the remaining stock options vesting monthly, in equal installments, thereafter over a three year period. These stock options will be fully vested on March 26, 2011.

(4)	These stock options were awarded to Mr. Reiner on November 15, 2007. These stock options vest monthly, in equal installments, over a 30 month period commencing June 1, 2009. These stock options will be fully vested on December 1, 2011.

(5)	These stock appreciation rights were awarded to Messrs. Reiner and Murphy on March 9, 2010. The stock appreciation rights vest at 25% on March 9, 2011 with the remaining options vesting monthly, in equal installments, thereafter over a three year period. These stock appreciation right will be fully vested on March 9, 2014 and shall be settled in stock at the time of exercise.

(6)	These stock appreciation rights were awarded to Messrs. Reiner and Murphy on December 14, 2010. The stock appreciation rights vest at 25% on December 14, 2011 with the remaining options vesting monthly, in equal installments, thereafter over a three year period. These stock appreciation right will be fully vested on December 14, 2014 and shall be settled in stock at the time of exercise.

(7)	The restricted stock units were awarded to Mr. Reiner on November 11, 2008. The restricted stock units vest as follows: 16,666 restricted stock units vested on January 1, 2010, 16,667 restricted stock units will vest on January 1, 2011, and 16,667 restricted stock units will vest on January 1, 2012.

(8)	The restricted stock units were awarded to Mr. Reiner on March 13, 2009. The restricted stock units vest annually in one third installments from the date of grant.

(9)	The restricted stock units were awarded to Messrs. Reiner and Murphy on March 9, 2010. The restricted stock units vest annually in four installments on February 24th of each year.

(10)	The restricted stock units were awarded to Messrs. Reiner and Murphy on December 14, 2010. The restricted stock units vest annually in four installments on the date of grant.

(11)	The restricted stock units were awarded to Mr. Murphy on May 13, 2009. The restricted stock units vest annually in one third installments from the date of grant.

Restricted stock units vested in 2010
          The following table presents information on the vesting of restricted stock units during the year ended December 31, 2010.

	Stock Awards
	Number of shares	Value realized
Name	acquired on vesting (#) (1)	on vesting ($) (2)
Andres Reiner	24,999	$248,823
Charles Murphy	50,000	$386,000
Albert Winemiller	194,000	$1,958,480

(1)	Represents the vesting of restricted stock units.

(2)	Represents the value realized upon vesting of restricted stock units.
          Mr. Woestemeyer has not been granted any equity based awards because of his equity position in the Company. Our NEOs did not exercise any stock options for the year ended December 31, 2010.
Potential payments upon termination or change in control
     Termination events
          Our employment agreements with each of our NEOs provide that in the case of a termination of employment by us without cause, as defined in the agreement, or by the NEO for “good reason,” as defined in the agreement, the Named Executive Officers, with the exception of Mr. Woestemeyer, would be entitled to (i) a payment equal to one year of his then current base salary, (ii) any unpaid bonus earned prior to the termination related to completed bonus periods preceding the date of termination, (iii) up to 12 months of health benefits and (iv) the payment of a bonus at one hundred percent of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company for twelve months. In addition, Mr. Reiner would be entitled to acceleration of the vesting on their stock options or other equity awards with respect to shares comprising fifty percent of the unvested shares under such stock options or other equity awards as of the date of termination and Mr. Murphy would be entitled to full acceleration of his vesting of any stock option award or equity award granted on or after April 2, 2007. Mr. Woestemeyer would be entitled to a payment equal to one year of his then current base salary.
          The following table presents the amounts of such severance payments to Messrs. Reiner, Murphy and Woestemeyer assuming the event that triggered the payment occurred December 31, 2010:

				Acceleration of
			Health	Vesting of Unvested
Name	Severance ($) (1)	Bonus ($) (2)	Benefits ($) (3)	Equity Awards ($)(4)	Total ($)
Andres D. Reiner	250,000	225,000	6,625	781,280	1,262,905
Charles H. Murphy	300,000	240,000	4,318	2,409,730	2,954,048
Ronald F. Woestemeyer	233,750	—	—	—	233,750

(1)	Reflects the then current base monthly salary for twelve months, payable on normal payroll cycles.

(2)	Reflects the payment of a bonus at one hundred percent of performance targets, including the discretionary components, within the bonus plan in effect as if employed by the Company for twelve months. The amounts in this column assume that as of December 31, 2010, there was no bonus earned but unpaid prior to termination.

(3)	Reflects health benefits as made generally available to employees for twelve months.

(4)	Reflects the acceleration of vesting on unvested equity awards using the closing price of the Company’s stock on December 31, 2010.
          On February 28, 2011, the Company entered into an employment agreement with Andres Reiner, president and chief executive officer. For additional information on this employment agreement, please see “Compensation Discussion and Analysis — Severance and termination provisions.”
     Termination events after a change-in-control
          Our employment agreements with Mr. Murphy provide that in the event of a termination of employment without cause or for “good reason” within six months of or anytime after a change-in-control, Mr. Murphy each would be entitled to (i) a payment equal to 18 months of his then current base salary, (ii) 18 months of health benefits, (iii) full acceleration on the vesting on any stock option award or equity award granted on or after April 2, 2007, (iv) any unpaid bonus earned prior to the termination, and (v) the payment of a bonus for the next 18 months at one hundred percent of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company.

     The following table presents potential payments to the Mr. Murphy in the event of a termination without cause or termination for “good reason” by Mr. Murphy within six months before a change-in-control or anytime after a change in control, in each case assuming the event that triggered the payment occurred December 31, 2010:

			Health	Acceleration Vesting of Unvested
Name	Severance ($) (1)	Bonus ($) (2)	Benefits ($) (3)	Equity Awards ($) (4)	Total ($)
Charles H. Murphy	450,000	360,000	6,477	2,409,730	3,226,207

1.	Reflects the then current base monthly salary for 18 months, payable on normal payroll cycles.

2.	Reflects the payment of a bonus at one hundred percent of performance targets, including the discretionary component, within the bonus plan in effect as if employed by the Company for 18 months. The amounts in this column assume that as of December 31, 2010, there was no bonus earned but unpaid prior to termination.

3.	Reflects health benefits as made generally available to employees for 18 months.

4.	Reflects acceleration of vesting on unvested equity awards using the closing price of the Company’s stock on December 31, 2010.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
          Our audit committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. Based upon these discussions and reviews, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and filed with the SEC.
          Our board of directors has determined that each member meets the independence requirements of the NYSE and Rule 10A-3 (b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and that each qualify as an audit committee financial expert within the meaning of SEC regulations and the rules of the New York Stock Exchange. Our audit committee operates under a written charter adopted by our board of directors, a copy of which is available under Corporate Governance in the Company — Investor Relations section of our website at www.prospricing.com.
          PricewaterhouseCoopers LLP served as our independent registered public accounting firm since 2002 and audited our consolidated financial statements for the year ended December 31, 2010.
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Timothy V. Williams, Chairman
Greg B. Petersen
Ellen Keszler
STOCKHOLDERS PROPOSALS
          Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our amended and restated bylaws as contained in the Current Report on From 8-K filed with the SEC on August 27, 2008, a copy of which was filed as Exhibit 3.2.1 to our Registration Statement on Form S-1/A filed with the SEC on June 15, 2007. No stockholder proposals were received for consideration at our 2011 Annual Meeting of Stockholders.
          Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2012 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Secretary no later than December 31, 2011.
          Under our bylaws, with respect to any stockholder proposal or director nomination that is not submitted for inclusion in the next year’s proxy statement but instead is proposed to be presented directly at our 2012 annual meeting, the stockholder must provide us written notice not less than one hundred and twenty (120) days in advance of the date that our proxy statement is released to stockholder. Any such notice shall set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address, as they appear on our corporate books, of the stockholder proposing such business; (c) the class and number of our shares that are beneficially owned by such stockholder; and (d) any material interest of the stockholder in such business. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at our 2011 Annual Meeting of Stockholders.
          Notwithstanding the above, in the event that the number of directors to be elected at an annual meeting is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred thirty (130) days prior to the first anniversary of the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder may nominate a person(s), for election to such positions as are specified in the Company’s notice of meeting, if the stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Company not earlier than the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the seventieth (70th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
ANNUAL REPORT ON FORM 10-K
          We have furnished or made available a copy of our Annual Report, as filed with the SEC, including the financial statements thereto to each person whose proxy is being solicited. Our Annual Report and exhibits thereto may be viewed on the Internet at www.prospricing.com or at www.sec.gov. We will furnish to any such person any exhibit described in the list accompanying the Annual Report. Requests for copies of such report and/or exhibit(s) should be directed to Corporate Communications Department, PROS Holdings, Inc., 3100 Main Street Suite 900, Houston, Texas 77002.
NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT
          Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate information in this proxy statement, neither the audit committee Report nor the compensation committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this proxy statement.

PROS HOLDINGS, INC.
3100 MAIN STREET
SUITE 900
HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 8, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by PROS Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 8, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PROS Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M35833-P08358	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

PROS HOLDINGS, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		All	All	Except

Vote on Directors		☐	☐	☐

1.	Election of Directors

Nominees:

01) Greg B. Petersen
02) Timothy V. Williams
03) Mariette M. Woestemeyer

Vote on Proposals						For	Against	Abstain

The Board of Directors recommends you vote FOR the following proposals:
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of PROS Holdings, Inc. for the fiscal year ending December 31, 2011.					☐	☐	☐

3.	To approve, by non-binding advisory vote, the executive compensation as disclosed in the proxy statement.					☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
The Board of Directors recommends you vote for 1 YEAR for the following proposal:
4.	To recommend, by non-binding advisory vote, the frequency of the non-binding advisory vote on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted at the proxies’ discretion.

The Board of Directors recommends a vote IN FAVOR OF the directors listed above, IN FAVOR OF the appointment of PricewaterhouseCoopers LLP, IN FAVOR OF the non-binding advisory vote on executive compensation and FOR 1 YEAR with respect to the frequency of the non-binding advisory vote on executive compensation. This Proxy, when properly executed will be voted as specified above. If no specification is made, this Proxy will be voted IN FAVOR OF the election of the directors listed above, IN FAVOR OF the appointment of PricewaterhouseCoopers LLP, IN FAVOR OF the non-binding advisory vote on executive compensation and FOR 1 YEAR with respect to the frequency of the non-binding advisory vote on executive compensation.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.
				☐	☐

	Yes	No		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M35834-P08358

PROS HOLDINGS INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
June 9, 2011
The stockholder(s) hereby appoint(s) Andres Reiner and Charles H. Murphy, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PROS Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. CDT on June 9, 2011, at 3100 Main Street, Suite 900, Houston, TX 77002, and any adjournment or postponement thereof.
Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and the proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof.
The Board of Directors recommends a vote In FAVOR OF the directors listed on the reverse side, IN FAVOR OF the appointment of PricewaterhouseCoopers LLP, IN FAVOR OF the non-binding advisory vote on executive compensation and FOR 1 YEAR with respect to the frequency of the non-binding advisory vote on executive compensation. This Proxy, when properly executed, will be voted as specified. If no specification is made, this Proxy will be voted IN FAVOR OF the election of directors listed on the reverse side of this proxy card, IN FAVOR OF the appointment of PricewaterhouseCoopers LLP, IN FAVOR OF the non-binding advisory vote on executive compensation and FOR 1 YEAR with respect to the frequency of the non-binding advisory vote on executive compensation.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side